UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2025

APA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-40144	86-1430562
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 W. Sam Houston Pkwy. S., Suite 200

Houston, Texas 77042-3643

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (713) 296-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.625 par value	APA	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 15, 2025, APA Corporation, a Delaware corporation (“APA”), terminated (i) US$1.8 billion of commitments under the Credit Agreement, dated as of April 29, 2022, among APA, the lenders and issuing banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and other agents party thereto (the “Former USD Facility”) and (ii) £1.5 billion of commitments under the Credit Agreement, dated as of April 29, 2022, among APA, the lenders and issuing banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and other agents party thereto (the “Former GBP Facility”), and in replacement thereof, entered into the following two syndicated credit agreements on terms substantially the same as those of the Former USD Facility and the Former GBP Facility:

•

Credit Agreement, dated as of January 15, 2025, among APA, the lenders and issuing banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and other agents party thereto (the “USD Agreement”), which is denominated in US dollars. The USD Agreement provides for an unsecured five-year revolving credit facility, with aggregate commitments of US$2.0 billion (including a letter of credit subfacility of up to US$750 million, of which US$250 million currently is committed). APA may increase commitments up to an aggregate US$2.5 billion by adding new lenders or obtaining the consent of any increasing existing lenders.

•

Credit Agreement, dated as of January 15, 2025, among APA, the lenders and issuing banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and other agents party thereto (the “GBP Agreement”), which is denominated in pounds sterling. The GBP Agreement provides for an unsecured five-year revolving credit facility, with aggregate commitments of £1.5 billion for loans and letters of credit.

Loans and letters of credit may be obtained under each of the USD Agreement and the GBP Agreement (each, a “Credit Agreement”) for general corporate purposes.

In connection with APA’s entry into the Credit Agreements, Apache Corporation (“Apache”), a wholly owned subsidiary of APA, guaranteed obligations under each Credit Agreement effective until the aggregate principal amount of indebtedness under senior notes and debentures outstanding under Apache’s existing indentures first is less than US$1.0 billion.

Borrowings under the USD Agreement may be made only in US dollars. The aggregate amount of borrowings and the US dollar equivalent of undrawn letters of credit and unreimbursed drawings under issued letters of credit may not exceed total commitments at any given time.

Borrowings under the GBP Agreement may be made only in pounds sterling. The aggregate amount of borrowings and the pounds sterling equivalent of undrawn letters of credit and unreimbursed drawings under issued letters of credit may not exceed total commitments at any given time.

Letters of credit are available under each Credit Agreement for credit support needs of APA and its subsidiaries, including in respect of North Sea decommissioning obligations. Letters of credit under each Credit Agreement may be denominated in US dollars, pounds sterling, Canadian dollars, and any other foreign currency consented to by an issuing bank. As of January 15, 2025, (i) there were no borrowings or letters of credit outstanding under the Former USD Facility, and (ii) letters of credit aggregating approximately £253 million originally issued under the Former GBP Facility are deemed issued and outstanding under the GBP Agreement.

All amounts outstanding under each Credit Agreement are due January 15, 2030, provided that APA twice may request that the maturity date under either or both of the Credit Agreements be extended for successive one-year periods expiring one year from the then scheduled maturity date. No lender is obligated to consent to any extension. APA can replace a non-consenting lender and its commitment or repay a non-consenting lender and let its commitment expire upon scheduled maturity. APA can proceed with the extension as to remaining commitments if lenders having at least 51% of total commitments agree.

Borrowers under each Credit Agreement may include APA and certain subsidiaries organized under the laws of, resident of, or domiciled in, the United States, Canada, England and Wales, the United Kingdom, or the Cayman Islands. Apache may borrow under the USD Agreement up to an aggregate principal amount of US$300 million outstanding at any given time.

All borrowings under the USD Agreement bear interest at one of the following two rate options, as selected by the borrower, plus the indicated margin:

•

The first option is a base rate per annum equal to the greatest of (i) the applicable prime rate, (ii) the greater of the applicable federal funds rate and overnight bank funding rate, plus 0.50%, and (iii) an adjusted secured overnight financing rate published by the Federal Reserve Bank of New York (“SOFR”) for a one-month interest period plus 1.0%. The margin for this rate option (“Base Rate Margin”) is a rate per annum varying from 0.0% to 0.675% based on the rating for senior, unsecured, non-credit enhanced, long-term indebtedness for borrowed money of APA, or if such indebtedness is not rated and the Apache guaranty is in effect, of Apache (“Long-Term Debt Rating”). APA’s Long-Term Debt Rating currently applies.

•

The second option is an adjusted SOFR rate, plus a margin at a rate per annum varying from 1.00% to 1.675% based on the Long-Term Debt Rating (“Applicable Margin”). For SOFR-based interest rates, APA may select an interest period of one, three, or six months or one week.

All borrowings under the GBP Agreement bear interest with respect to any business day at an adjusted rate per annum determined by reference to the Sterling Overnight Index Average with respect to such business day published by the Bank of England, plus the Applicable Margin.

Each Credit Agreement also requires the borrower to pay quarterly a facility fee equal to a per annum rate that varies from 0.125% to 0.325% of the full amount of the commitments based on the Long-Term Debt Rating.

Currently, the Base Rate Margin is 0.30%, the Applicable Margin is 1.30%, and the facility fee is 0.20%.

A commission is payable quarterly to lenders under each Credit Agreement on the face amount of each outstanding letter of credit at a per annum rate equal to the Applicable Margin then in effect. Customary letter of credit fronting fees and other charges are payable to issuing banks.

Borrowers under each Credit Agreement may borrow, prepay, and reborrow loans and obtain letters of credit, and APA may obtain letters of credit for the account of its subsidiaries, in each case subject to representations and warranties, covenants, and events of default substantially the same as those in the Former USD Facility and the Former GBP Facility, respectively, such as:

•

A financial covenant requires APA to maintain an adjusted debt-to-capital ratio of not greater than 65% at the end of any fiscal quarter. For purposes of this calculation, capital continues to exclude the effects of non-cash write-downs, impairments, and related charges occurring after June 30, 2015.

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A negative covenant restricts the ability of APA and its subsidiaries to create liens securing debt on their hydrocarbon-related assets, with exceptions for liens typically arising in the oil and gas industry; liens securing debt incurred to finance the acquisition, construction, improvement, or capital lease of assets, provided that such debt, when incurred, does not exceed the subject purchase price and costs, as applicable, and related expenses; liens on subsidiary assets located outside of the U. S. and Canada; and liens arising as a matter of law, such as tax and mechanics’ liens. Liens on assets also are permitted if debt secured thereby does not exceed 15% of APA’s consolidated net tangible assets.

•

Negative covenants restrict APA’s ability to merge with another entity unless it is the surviving entity, a borrower’s disposition of substantially all of its assets, prohibitions on the ability of certain subsidiaries to make payments to borrowers, and guarantees by APA or certain subsidiaries of debt of non-consolidated entities in excess of the stated threshold.

•

Lenders may accelerate payment maturity and terminate lending and issuance commitments for nonpayment and other breaches; if a borrower or certain subsidiaries defaults on other indebtedness in excess of the stated threshold, has any unpaid, non-appealable judgment against it for payment of money in excess of the stated threshold, or has specified pension plan liabilities in excess of the stated threshold; or APA undergoes a specified change in control. Such acceleration and termination are automatic upon specified insolvency events of a borrower or certain subsidiaries.

The Credit Agreements do not permit lenders to accelerate maturity or refuse to lend based on unspecified material adverse changes and do not have borrowing restrictions or prepayment obligations in the event of a decline in credit ratings.

The foregoing summary of the USD Agreement and the GBP Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such Credit Agreement, a copy of which is filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this report and incorporated herein by reference.

Each Credit Agreement has been filed with this report to provide investors and security holders with information regarding its terms; it is not intended to provide any other factual information about APA or Apache. Representations, warranties, and covenants in each Credit Agreement were made only for purposes of such Credit Agreement, were solely for the benefit of the parties to such Credit Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of such Credit Agreement. Representations and warranties in each Credit Agreement may have been made as of specific dates and for purposes of allocating contractual risk between the parties instead of establishing matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under either of the Credit Agreements and should not rely on the representations, warranties, and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of APA or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of each Credit Agreement, which subsequent information may or may not be fully reflected in APA’s public disclosures.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Credit Agreement [USD Facility], dated as of January 15, 2025, among APA Corporation, the lenders party thereto, the issuing banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto.

10.2	Credit Agreement [GBP Facility], dated as of January 15, 2025, among APA Corporation, the lenders party thereto, the issuing banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APA CORPORATION

Date: January 16, 2025	By:	/s/ Ben C. Rodgers
Ben C. Rodgers,
Senior Vice President, Finance and Treasurer